Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.:

We consent to incorporation by reference in the registration statement (No. 333-67379) on Form S-8, the registration statement (No. 333-94821) on Form S-3, the registration statement (No. 333-41106) on Form S-3, the registration statement (No. 333-101008) on Form S-8, the registration statement (No. 333-106728) on Form S-3, the registration statement (No. 333-118659) on Form S-8, the registration statement (No. 333-139953) on Form S-3, and the registration statement (No. 333-140452) on Form S-3 of Crown Castle International Corp. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Crown Castle International Corp. as of December 31, 2005 and December 31, 2006, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K/A of Crown Castle International Corp.

Our report on the consolidated financial statements referred to above contains explanatory paragraphs describing Crown Castle International Corp.’s change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143.

KPMG LLP

Pittsburgh, Pennsylvania

June 25, 2007